As filed with the Securities and Exchange Commission on November 14, 2019

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cypress Energy Partners, L.P.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1389	61-1721523
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5727 South Lewis Avenue, Suite 300

Tulsa, Oklahoma 74105

(918) 748-3900

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Cypress Energy Partners, L.P. Employee Unit Purchase Plan

(Full title of the plan)

Richard M. Carson

Senior Vice President and General Counsel

Cypress Energy Partners, L.P.

5727 South Lewis Avenue, Suite 300

Tulsa, Oklahoma 74105

(918) 748-3900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common units representing limited partner interests	500,000	9.185	4,592,500	596.11

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional common units representing limited partner interests (“Common Units”) of Cypress Energy Partners, L.P. (the “Registrant”) as may become issuable pursuant to the anti-dilution adjustment provisions of the Plan.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act based on the average of the high ($9.33) and low ($9.04) trading prices per Common Unit reported on the New York Stock Exchange on November 12, 2019.

(3)

A registration fee in the amount of $116,200 was previously paid by the Registrant in connection with the filing of a Registration Statement on Form S-3 (Registration No. 333-204786) on June 8, 2015. The Registrant did not sell any securities pursuant to the Registration Statement No. 333-204786 and it subsequently expired on June 8, 2018. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant hereby applies $596.11 of the previously paid filing fee against the amounts due herewith.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Cypress Energy Partners GP, LLC, a Delaware limited liability company and the general partner of the Registrant (the “General Partner”) will send or give to all participants in the Plan the document(s) containing information specified by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) as specified by Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed March 18, 2019 (the “Annual Report”);

(b)

all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above; and

(c)

the description of the Common Units contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36260), filed on January 10, 2014 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 7.7(a) of the Registrant’s First Amended and Restated Agreement of Limited Partnership, dated as of January 21, 2014, as amended by the First Amendment thereto, dated as of May 29, 2018 (as so amended, the “Partnership Agreement”), provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such person is involved, or threatened to be involved, as a party of otherwise, by reason of such person’s status with respect to the Registrant and acting (or refraining to act) in such capacity:

•	the General Partner, as the general partner of the Registrant;

•	any departing general partner of the Registrant;

•	any person who is or was an affiliate of the General Partner or any departing general partner of the Registrant;

•

any person who is or was a managing member, manager, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner, any departing general partner of the Registrant or any of their respective affiliates;

•

any person who is or was serving at the request of the General Partner or any departing general partner of the Registrant or any of their respective affiliates as an officer, director, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or any of its subsidiaries, provided that a person shall not be an Indemnitee for purposes of the Partnership Agreement by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•

any person the General Partner designates as an Indemnitee because such person’s status, service or relationship exposes such person to claims, demands, suits or proceedings relating to the business and affairs of the Registrant and its subsidiaries.

Provided, that no such Indemnitee will be indemnified and held harmless pursuant to the Partnership Agreement if there has been a final non- appealable judgment entered by a court of competent jurisdiction determining that such Indemnitee, in respect of the matter for which such Indemnitee is seeking indemnification under the Partnership Agreement, acted in bad faith or engaged in intentional fraud, willful misconduct, or with respect to any criminal matter, acted with knowledge that such Indemnitee’s conduct was unlawful; provided further, that none of the General Partner’s affiliates (other than any Group Member (as defined in the Partnership Agreement)), or any other Indemnitee, will be entitled to indemnification for any such affiliate’s obligations under the Transaction Documents (as defined in the Partnership Agreement).

Any indemnification described above will be made only out of the Registrant’s assets. Unless the General Partner otherwise agrees, the General Partner will not be personally liable for such indemnification and will not have any obligation to contribute or loan funds or assets to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement states that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee is not entitled to be indemnified upon receipt by the Registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the Partnership Agreement.

Section 7.7(d) of the Partnership Agreement states that the Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liabilities that may be asserted against, or expenses that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement. Since January 14, 2014, the General Partner has maintained directors and officers’ liability insurance for the benefit of its directors and officers.

Subject to the limitations set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Under the amended and restated limited liability company agreement of the General Partner, in most circumstances, the General Partner will provide indemnification similar to that in the Partnership Agreement for each of the following: (i) Cypress Energy Holdings II, LLC, as the initial member of the General Partner, and any person later admitted to the General Partner as a member; (ii) any person who is or was an affiliate of the General Partner (other than the Registrant and its subsidiaries); (iii) any person who is or was a member, partner, director, officer, fiduciary or trustee of the General Partner or its affiliates (other than the Registrant and its subsidiaries); (iv) any person who is or was serving at the request of the General Partner or its affiliates as an officer, director, member, manager, partner, fiduciary or trustee of another person; provided, however, that a person shall not be entitled to indemnification solely by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (v) any person designated by the board of directors of the General Partner.

Item 7.	Exemptions from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

No.	Description

3.1	Certificate of Limited Partnership of Cypress Energy Partners, L.P. (incorporated by reference to Exhibit 3.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-192328), initially filed by the Registrant on November 13, 2013, as amended)

3.2	First Amended and Restated Agreement of Limited Partnership of Cypress Energy Partners, L.P. dated as of January 21, 2014 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on January 27, 2014)

3.3	First Amendment to First Amended and Restated Agreement of Limited Partnership of Cypress Energy Partners, L.P. dated as of May 29, 2018 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on May 31, 2018)

4.1*	Cypress Energy Partners, L.P. Employee Unit Purchase Plan

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Ernst & Young LLP

23.4*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page hereof)

*	filed herewith

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on November 14, 2019.

Cypress Energy Partners, L.P.

By:	Cypress Energy Partners GP, LLC, its General Partner

By:	/s/ Jeffrey A. Herbers
Jeffrey A. Herbers
Vice President and Chief Financial Officer

Each person whose signature appears below appoints Peter C. Boylan III and Richard M. Carson, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Peter C. Boylan III Peter C. Boylan III	Chief Executive Officer and Chairman of the Board of Directors of Cypress Energy Partners GP, LLC (Principal Executive Officer)	November 14, 2019

/s/ Jeffrey A. Herbers Jeffrey A. Herbers	Vice President and Chief Financial Officer of Cypress Energy Partners GP, LLC (Principal Financial Officer and Principal Accounting Officer)	November 14, 2019

/s/ Charles C. Stephenson, Jr.	Director of Cypress Energy Partners GP, LLC	November 14, 2019
Charles C. Stephenson, Jr.

/s/ Henry Cornell	Director of Cypress Energy Partners GP, LLC	November 14, 2019
Henry Cornell

/s/ John T. McNabb II	Director of Cypress Energy Partners GP, LLC	November 14, 2019
John T. McNabb II

/s/ Stanley A. Lybarger	Director of Cypress Energy Partners GP, LLC	November 14, 2019
Stanley A. Lybarger

/s/ Cynthia A. Field	Director of Cypress Energy Partners GP, LLC	November 14, 2019
Cynthia A. Field